UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2007

 ETRIALS WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50531	20-0308891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Aerial Center Parkway, Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 653-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the  2007 Annual Meeting of Stockholders held on November 15, 2007, two new Directors -- Eugene Jennings and Kenneth Jennings -- were elected to our Board of Directors.  At the same meeting, two incumbent Directors whose terms had expired -- Peter Coker and Donald Russell -- were reelected.  Immediately following the 2007 Annual Meeting of Stockholders, two incumbent Directors whose terms had not yet expired -- Harold Ewen and John Cline -- resigned.

  As a result of these changes, the number of Directors who constitute our entire Board of Directors remains seven Directors.  At the time of his resignation, Harold Ewen was a member of our Audit Committee and was Chairman of our Compensation Committee.  Mr. Cline was not a member of any Committee of the Board at the time of his resignation.

To facilitate making changes to the composition of the Board of Directors, in October 2007 our Board approved a plan to reward certain Directors for resigning, if the Board determines that changing the composition of the Board is in the best interests of our stockholders.  Since our Certificate of Incorporation provides for a "staggered" Board with Directors generally elected for three-year terms, the Board determined that a plan to facilitate resignations would be in the interests of our stockholders by giving the Board a tool to shape Board composition to adapt to changing circumstances.

The plan provides that each Director who resigns prior to the end of his term of office after being asked by the Board of Directors to resign will have their option agreements automatically changed upon such resignation so that: (i) all options that have not vested will immediately become vested effective with the date of resignation, (ii) the expiration date of all his options will be extended until the earlier of the original termination date in effect when the option was granted or a date that is ninety days after the next annual meeting of stockholders of the Company, unless the Board selects an earlier expiration date; and (iii) any options that have vested as of the resignation date will become exercisable on a cashless basis until the option expires.

Cashless exercise is a benefit, if options are "in the money."  That is, if the market value of our Common Stock exceeds the exercise price of the options being exercised.  If a Director elects to exercise options on a cashless basis, the Director would receive fewer shares than the Director would have received had the Director paid the exercise price in cash, if the exercise price of the options is less than the value of our Common Stock on the exercise date.  The number of shares that are issued upon cashless exercise is calculated by determining the amount by which the market price of the Common Stock (determined in accordance with the plan or agreement under which the options were granted), exceeds the exercise price of the options being exercised on a cashless basis, and then dividing that excess market value by the exercise per share of the options being exercised on a cashless basis.

The plan provides that its sole purpose is to give the Board greater flexibility in changing the composition of the Board of Directors to adapt to changing circumstances.  Any Director who is an executive officer or employee of the Company at the time he is asked to resign from the Board is not eligible to receive benefits under the plan.  Directors whose conduct or performance of duties or failure to perform duties is the reason for being asked to resign are also not eligible to receive benefits under the plan.

The plan was adopted to comply with Rule 16b-3 under the Securities Exchange Act of 1934 to cause cashless exercises to be exempt from the provisions of Section 16 to the fullest extent such exemption is afforded by Rule 16b-3 under the Exchange Act.

Pursuant to the plan described above, the Board requested John Cline to resign from the Board effective with the election of Eugene Jennings at the 2007 Annual Meeting of Stockholders.  Because all 474,954 of Mr. Cline's options have already vested, Mr. Cline will not benefit from the plan's accelerated vesting provision.  Mr. Cline will benefit from resigning as requested by the Board by having the termination date for all his options extended to the earlier of September 30, 2008 or ninety days after the 2008 annual meeting of stockholders.  He will also benefit by gaining the ability to exercise his options on a cashless basis until his options terminate.  His options have exercise prices ranging from a low of $1.92 per share to a high of $5.71 per share with a weighted average exercise price of $4.11 per share.

Pursuant to the plan described above, the Board requested Harold Ewen to resign from the Board effective with the election of Kenneth Jennings at the Annual Meeting of Stockholders.  25,000 of Mr. Ewen's options were already vested and an additional 25,000 options became vested as a result of the plan.  Mr. Ewen will also benefit from resigning as requested by the Board by having the termination date for all 50,000 of his options extended to the earlier of September 30, 2008, or ninety days after the 2008 annual meeting of stockholders.  He will also benefit by gaining the ability to exercise his options on a cashless basis until his options terminate.  Mr. Ewen's options have an exercise price of $5.71 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2007	etrials Worldwide, Inc.

By: /s/ Eugene Jennings Name: Eugene Jennings
Title: Chief Executive Officer

3